Exhibit 99.1

[STRATEGIC STORAGE TRUST LETTERHEAD]

February 27, 2012

Re:            Changes to Share Redemption Program and Distribution Reinvestment Plan

Dear Stockholder:

Effective March 28, 2012, our board of directors made certain changes to the terms and conditions of our share redemption program. This letter is sent to provide you with notice of such changes. A brief overview of the changes is as follows:

•

The per share Redemption Amount, as described in our prospectus, is now defined as the lesser of the amount you paid for your shares or the price per share in the current offering. If we are no longer engaged in an offering, the per share Redemption Amount will be determined by our board of directors.

•

If we are unable to purchase all shares presented for redemption during a quarter, due to insufficient proceeds from our distribution reinvestment plan and the limit on the number of shares we may redeem during any calendar year, we will attempt to honor redemption requests as follows (and in the following order of priority):

1.	redemptions upon the death or disability of a stockholder (or pro rata if less than all such death or disability redemption requests can be satisfied); then

2.	pro rata as to all other redemption requests.

In addition, our board of directors amended and restated our distribution reinvestment plan (“DRP”) to state that the purchase price for shares pursuant to the DRP shall be equal to 95% of the per share offering price of our common stock and to make certain revisions reflecting the termination of our initial public offering and recent commencement of our follow-on offering.

If you have any questions regarding these changes to the DRP and the share redemption program, please contact us at (877) 327-3485. For more specific details on these changes, please see the Form 8-K filed with the SEC on February 24, 2012 attached to this letter.

Sincerely,

/s/ H. Michael Schwartz H. Michael Schwartz

Chairman of the Board of Directors,
Chief Executive Officer and President